EXHIBIT 99.C1










                          INDEPENDENT AUDITORS' CONSENT







Board of Directors and Contract Holders
Select*Life Variable Account


We consent to the use in this Post-Effective Amendment No. 11 to Registration Statement No. 33-65870 on Form S-6 of Select*Life Variable Account filed under the Securities Act of 1933 of our report dated February 11, 2000 on the audit of the financial statements of Select*Life Variable Account as of December 31, 1999 and for each of the three years in the period then ended, and our report dated February 1, 2000 related to the consolidated financial statements of ReliaStar Life Insurance Company and subsidiaries as of and for the years ended December 31, 1999 and 1998, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Minneapolis, MN
April 18, 2000